Exhibit 99.1

Perry Ellis International Reports Fourth Quarter Preliminary Fiscal 2013 Earnings

•	Fiscal fourth quarter revenues expected to increase 13% to approximately $258 million vs. $229 million last year
•	Expects fiscal 2013 total revenue to approximate $970 million
•	Fiscal fourth quarter diluted adjusted EPS expected to be in the range of $.48 - $.50
•	Expects adjusted fiscal 2013 EPS guidance in a range of $1.43 to $1.45

Perry Ellis International, Inc. (NASDAQ:PERY) announced today, that based on its preliminary expectations for the fourth quarter and full year, the Company is providing fourth quarter guidance and updating its expectations for the 2013 fiscal year ended February 2, 2013. The Company noted that the calendar included 53 weeks for fiscal 2013 compared to a 52 week in fiscal 2012 with the additional week occurring in the fourth quarter. The Company noted that the 53rd week was not material to its fiscal 2013 results. The Company expects to report actual fourth quarter and fiscal year 2013 results the week of March 18, 2013.

For the fourth quarter ended February 2, 2013:

•	The Company currently expects total revenue to increase 13% to approximately $258 million versus $229 million in the comparable prior year period ended January 28, 2012 (“fourth quarter of fiscal 2012”).
•	Adjusted diluted earnings per share are currently expected in the range of $0.48 to $0.50.

For the 2013 fiscal year ended February 2, 2013:

•	Fiscal 2013 revenue is expected to approximate $970 million, as compared to $981 million in fiscal 2012.
•	Adjusted diluted earnings per share (“EPS”) are expected in the range of $1.43 to $1.45 for fiscal year 2013.
•	Adjusted earnings per fully diluted share exclude costs associated with; (i) the exit of underperforming brands and businesses; (ii) the voluntary retirement program; (iii) the streamlining and consolidating of operations; (iv) strategic initiatives and gains from assets sales; and (v) impairment on long lived assets and certain leasehold improvements.

The Company noted approximately $14.5 million in planned wholesale shipments shifted from the fourth quarter of fiscal 2013 to the first quarter of fiscal 2014 thus impacting both fourth quarter and fiscal 2013 revenue. These shipments were completed during the first 10 days of fiscal 2014 and resulted from retailers delaying receipts until the following fiscal quarter, as well as late receipts of production. The Company does not believe this delay will impact its spring selling season. This shift is expected to continue and is therefore planned in our fiscal quarters for 2014.

“We were quite pleased with our holiday season, despite the headwinds which faced the entire retail industry from numerous factors including Hurricane Sandy, economic and political uncertainties, unseasonal climate, and challenging promotional strategies,” said Oscar Feldenkreis, president and chief operating officer of Perry Ellis International. “We executed on our strategies for our core businesses and generated solid results. Our Perry Ellis collection and Rafaella sportswear collection businesses delivered greatly improved product offerings. We experienced reduced promotional sales and stronger gross margins from a year earlier. We believe that these businesses look even stronger for the spring/summer season just beginning.”

Other Fourth Quarter 2013 Highlights:

•	Revenue growth was driven by increases in Golf apparel, Perry Ellis branded products, Laundry by Shelli Segal, Direct to Consumer and International sales;
•	Gross margins are expected to expand, as a result of improved product performance within its men’s and women’s sportswear collections; and
•	The Company maintained its disciplined management of expenses.

In addition at year end the Company expects:

•	Cash to approximate $55 million; and
•	Total inventory to approximate $183 million, an 8% decrease, compared to $198 million in the comparable prior year period despite carrying inventory that shifted into the first quarter of fiscal 2014.

During the fourth quarter of fiscal 2013, the Company entered into a sales agreement for its John Henry trademark in international territories in Asia. This sale will result in pre-tax income of approximately $6.3 million or after tax earnings per share of approximately $0.21. This transaction is expected to close in the first quarter 2014. The Company plans to continue executing on the domestic strategy of the John Henry brand as a modern lifestyle resource to select retailers as well as its licensing relationships in Latin America.

Fiscal 2014 Outlook

George Feldenkreis, chairman and chief executive officer of Perry Ellis International, commented: “We are very optimistic as the steps we took during fiscal 2013 to strengthen our management and creative teams delivered solid product offerings in Perry Ellis and Rafaella sportswear collections during the holiday period. We feel that we have the platforms in place to continue our improvement and build even stronger collections in forward seasons. As a result, we expect continued expansion in gross margin in future years.”

Mr. Feldenkreis continued, “I believe that our core business competencies will benefit from our solid balance sheet to support future growth as we pursue expansion opportunities domestically and internationally.”

For its initial outlook for fiscal 2014, the Company expects revenues to increase 3%—5%. Gross margins are expected to expand by over 100 bps from 2013. SG&A as a percent of sales is expected to increase with this ratio expected to improve as revenue growth increases above 5%. Initial adjusted diluted earnings per share are expected to range from $1.50 to $1.60. This guidance range excludes costs associated with the exit of underperforming brands and businesses, the streamlining and consolidating of operations and strategic initiatives and impact from assets sales.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories and fragrances, as well as select children’s apparel. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress pants, casual pants and shorts, jeans wear, active wear, dresses and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands, including: Perry Ellis®, Jantzen®, Laundry by Shelli Segal®, C&C California®, Rafaella®, Cubavera®, Ben Hogan®, Centro®, Solero®, Munsingwear®, Savane®, Original Penguin® by Munsingwear®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Gotcha®, Girl Star®, MCD®, John Henry®, Mondo di Marco®, Redsand®, Manhattan®, Axist®, Farah®, Anchor Blue® and Miller’s Outpost®. The Company enhances its roster of brands by licensing trademarks from third parties, including: Nike® and Jag® for swimwear, and Callaway®, PGA TOUR® and Champions Tour® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, trade names and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International, Inc.

Anita Britt, 305-873-1488

SOURCE: Perry Ellis International, Inc.